Exhibit 10.18

CONFIDENTIAL SETTLEMENT AGREEMENT

This Confidential Settlement Agreement (“Agreement”) is made and entered into on June 8, 2017 (the “Settlement Effective Date”) by and between the undersigned parties, John G. Hartwell (“Hartwell”), Corrine Ramos (“Ramos”), and collectively with Hartwell, the “Plaintiff’), Avant Diagnostics, Inc. (“Avant”), Avant Diagnostics Acquisition Corporation (“Avant Acquisition”) and Gregg Linn (“Linn”), and collectively with Avant and Avant Acquisition, the “Defendants”). Each Plaintiff and Defendant are referred to individually as “Party” and collectively as “Parties” in this Agreement.

RECITALS

A. On or about April 24, 2017, Plaintiff filed a lawsuit against the Defendants in the Circuit Court for Montgomery County, State of Maryland (Case Number 432180-V) (the “Action”).

B. The Parties wish to avoid the expense and uncertainty of further litigation and have decided to resolve, settle, and compromise the claims, differences, disagreements, and disputes between them, subject to and expressly conditioned on the terms and conditions set forth herein.

C. The terms and provisions of this Agreement have been negotiated at arm’s length and have been agreed to by the Parties in good faith.

NOW, THEREFORE, in consideration of the terms, conditions, and promises set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged by both Parties, and incorporating the Recitals set forth above, the Parties agree as follows:

1. Consideration by Defendants. Avant shall pay to Hartwell and Ramos an aggregate of $80,505.96 and $73,195.34 respectively, amounts which include all attorney’s fees and costs though the Settlement Effective Date in the amount of $4,600.00 (each the “Settlement Amount” with the “Base Settlement Amount” being $78,205.96 and $70,895.34 respectively) in accordance with the following payment schedule:

(i) 20% of the Base Settlement Amount plus the $4,600.00 of attorneys’ fees and costs upon the closing of the Company’s private placement of its equity and/or debt securities which result in aggregate gross proceeds of $500,000 (the “First Payment”);

(ii) 30% of the Base Settlement Amount upon the earlier of the closing of the Company’s private placement of its equity and/or debt securities which result in aggregate gross proceeds to the Company of at least $2,000,000 or 120 days from the date of the First Payment, (the “Second Payment”); and

(iii) the remaining 50% of the Base Settlement Amount shall be payable in five (5) equal monthly installments beginning on the 1st day of the month following the date the Second Payment is made, and continuing on the lst day of each successive month until all payments are made (the “Final Payments”), provided, however, if Avant shall undertake to raise any additional capital through the sale of its equity and/or debt securities after the date the Second Payment is made, Avant will pay any Final Payments that shall remain outstanding upon the final closing of such offering.

2. Entire Consideration. Plaintiffs each represent and acknowledge that the consideration contained in this Agreement shall constitute the entire consideration provided to Plaintiffs (and/or their counsel) and, except as provided for in Paragraph 7, Plaintiffs will not seek any further compensation for any claim, damage, cost, or attorney’s fees in connection with the matters encompassed in this Agreement. Plaintiffs each represent and acknowledge that the consideration contained in this Agreement constitutes a lull satisfaction and accord of any claims Plaintiffs has or may have against the Defendants. Plaintiffs each acknowledge the Settlement Amount constitutes ample consideration, the sufficiency of which is hereby acknowledged, for Defendant’s promises in this Agreement.

3. Dismissal of Action. Within two (2) business days of receipt of the First Payment (if by money order) or of confirmation by the bank that the monies have cleared (if by check or direct deposit), the Parties agree to cause to be filed the necessary stipulation(s) or paperwork terminating the Action without prejudice and without costs to any Party. Within two (2) business days of receipt of the Second Payment (if by money order) or of confirmation by the bank that the monies have cleared (if by check or direct deposit), the Parties agree to cause to be filed the necessary stipulation(s) or paperwork terminating the Action with prejudice as to Gregg Linn only.

4. No Admission. It is understood and agreed that this Agreement shall not be construed as an admission by any party of any liability or the violation of any law, statute. ordinance, contract, regulation or legal or moral duty whatsoever. The parties specifically disclaim any liability to each other for any violation of any law, statute, ordinance, contract or duty

5. Successors. This Agreement shall be binding upon the Parties, and their heirs, representatives, executors, administrators, successors, insurers, and assigns, and shall inure to the benefit of each of the Plaintiff and the Company, and to their respective representatives, administrators, successors, and subsequent assignees.

6. No Attorneys’ Fees and Costs. The Parties agree that except as otherwise stated herein, they shall bear their own respective costs and fees, including but not limited to attorneys’ fees.

7. Ownership of Claims and Event of Breach.

a. Plaintiffs represent that he/she have not transferred or assigned, or purported to transfer or assign, to any person or entity, any claim described in this Agreement.

b. In the event, Plaintiffs breach Section 3 of this Agreement, Defendants have the right to file suit for breach of this Agreement and demand damages and/or injunctive relief and, if successful, be entitled to recovery of all reasonable attorneys’ fees and costs incurred in the action.

In the event Defendants breach Section 1 of this Agreement, Plaintiffs retain the right to refile the Action as to all Defendants who have not been previously dismissed with prejudice. In such an event: (i) Defendants consent to jurisdiction of the suit in the Circuit Court of Montgomery County MD; (ii) Defendants consent that service will be deemed effective on the Defendants 3 business days after the later of the date the complaint and summons for each defendant is emailed to Gerald Commissiong at geraldrivamarantus.com and the date the complaint and summons for each defendant is mailed by first class mail to Gerald Commissiong, Executive Director of Avant Diagnostics, Inc., 217 Perry Parkway, Suite 8, Gaithersburg, MD 20877; and (iii) Defendants consent to waiving their normal statutory period for a response to the complaint and agree to filing such a response within 21 days of the effective date of service as defined in (ii) above.

8. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Maryland applicable to contracts made and to be performed entirely within such State.

9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally or on the first business day after delivery by a documented overnight courier or (ii) upon return of the receipt after being mailed by registered or certified mail (return receipt requested) to the Parties hereto at the addresses provided for them on the signature page hereto (or at such other address for a Party as shall be specified by like notice)

10. Entire Agreement. This Agreement sets forth the entire agreement between the Parties and fully supersedes any and all prior agreements and understandings between the Parties pertaining to the subject matter of this Agreement. The Parties agree that no change to or modification of this Settlement Agreement shall be valid or binding unless it is in writing and signed by the Parties.

11. Construing Provisions. The language of all parts in this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against either Party. Should any provision in this Agreement be declared or determined to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected and the illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement, and all remaining provisions shall remain valid and enforceable. Plaintiffs further agree that in the event any provision of this Agreement is held to be illegal or unenforceable, Plaintiffs will fully cooperate with the Company to effectuate its purpose to conform the provision(s) to law.

12. Counterparts. This Agreement may be executed and delivered in counterpart signature pages executed and delivered via facsimile transmission or via email with scan or email attachment, and any such counterpart executed and delivered via facsimile transmission or via email with scan or email attachment will be deemed an original for all intents and purposes.

13. Severability. The various provisions of this Agreement are severable. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said offending term or provision shall be deemed severed (i.e. deemed not a part of this Agreement).

14. Due Authorization. Each person executing this Agreement represents and warrants that he or she has the authority to execute this Agreement and to bind the Party on whose behalf such execution is made.

15. Further Assurances. Each Party hereto shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

IN WITNESS WHEREOF, having read the foregoing, having fully understood and agreed to the terms and provisions of this Agreement, the Parties voluntarily and of their own free will execute this Agreement.

PLAINTIFFS

/s/ John G. Hartwell
John G. Hartwell
Date: June 8, 2017
Address: 6 Rolling Knoll Ct, Gaithersburg, MD 20877

/s/ Corrine Ramos
Corrine Ramos
Date: 06/08/2017
Address: 182 rue Diderot Vincennes, 94300 FRANCE

DEFENDANTS

AVANT DIAGNOSTICS, INC.

By:	/s/ Gerald Commissiong
Name:	Gerald Commissiong
Title:	Exec Director
Date:	6/8/2017
Address:	217 Perry PKWY Suite 8, Gaithersburg MD 20877

AVANT DIAGNOSTICS ACQUISITION CORPORATION

By:	/s/ Gerald Commissiong
Name:	Gerald Commissiong
Title:	Exec Director
Date:	6/8/2017
Address:	217 Perry PKWY Suite 8, Gaithersburg MD 20877

/s/ Gregg Linn
Gregg Linn
Date:	6/8/2017
Address:	10994 E. Beck Lane Scottsdale, AZ 85225